Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports First Quarter Adjusted EPS of $0.87; GAAP EPS of $0.73

Reports EBITDA Growth of 12 percent

FORT LAUDERDALE, Fla., April 28, 2016 – MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal and other pediatric services, anesthesia, maternal-fetal, radiology, pediatric cardiology and other physician and management services, today reported earnings of $0.73 per diluted share for the three months ended March 31, 2016. On a non-GAAP basis, MEDNAX reported Adjusted EPS of $0.87, an increase of five percent over the prior-year period.

For the 2016 first quarter compared to the prior year period, MEDNAX reported:

•	Revenue growth of 17.7 percent to $753 million;

•	EBITDA growth of 12.0 percent to $144 million;

•	Adjusted EPS growth of 4.8 percent to $0.87 and EPS growth of 1.4 percent to $0.73.

“Our first-quarter results marked a strong start to the year and a continuation of our growth and operating strategy,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We generated double-digit growth in revenue and EBITDA, which reflected the increasingly diversified ways in which we can add value to our hospital partners. During the quarter, we acquired four new physician practices, and notably, the results of our 100,000 Babies campaign were published in Pediatrics, the official journal of the American Academy of Pediatrics. Looking toward the remainder of 2016, we believe we are well positioned to be a true health solutions partner to our customers, through great patient care, value-added service lines and our continued investments in clinical research, education and quality.”

Operating Results

MEDNAX’s net revenue for the three months ended March 31, 2016 increased by 17.7 percent, to $752.6 million, from $639.4 million for the prior-year period, driven primarily by contributions from acquisitions completed since January 2015.

MEDNAX’s revenue growth attributable to recent acquisitions was 15.1 percent, while overall same-unit revenue increased by 2.6 percent when compared to the prior year period.

Same-unit growth attributable to patient volume was 1.5 percent for the 2016 first quarter as compared to the prior-year period, driven by strong growth in anesthesia as well as growth in neonatology and other pediatric services, primarily newborn nursery and pediatric cardiology services. For the 2016 first quarter, compared to the 2015 period, same-unit neonatal intensive care unit (NICU) patient days were up 0.5 percent.

Same-unit revenue growth from net reimbursement-related factors was 1.1 percent for the 2016 first quarter as compared to the prior-year period. Same-unit growth was reduced by 1.0 percent due to the decrease in Medicaid parity revenue compared to the prior-year period. MEDNAX’s first quarter 2015 results included approximately $6 million in parity revenue, which contributed approximately $0.02 to its net income per diluted share, that did not recur in the first quarter of 2016.

Excluding the unfavorable impact of the $6.0 million decrease in parity revenue, a non-GAAP measure, net same-unit growth from reimbursement-related factors was 2.1 percent in the first quarter of 2016, and total same-unit revenue growth was 3.6 percent.

On a same-unit basis, the percentage of services reimbursed under government programs increased by approximately 50 basis points in the 2016 first quarter compared with the prior-year period. However, when compared to the 2015 fourth quarter, this payor mix shift was favorable by approximately 40 basis points.

For the 2016 first quarter, general and administrative expenses were $90.0 million, as compared to $67.9 million for the prior-year period. General and administrative expenses as a percentage of net revenue was 12.0 percent for the first quarter of 2016, compared to 10.6 percent in the prior-year period, reflecting the mix of acquisitions completed over the past year, primarily the Company’s non-practice physician services.

Earnings before interest, taxes, depreciation and amortization expense (EBITDA), a non-GAAP measure, for the 2016 first quarter was $143.9 million, up 12.0 percent from $128.6 million for the prior-year period.

Depreciation and amortization expense was $19.6 million in the first quarter of 2016 compared to $13.6 million in the first quarter of 2015, an increase of $6.0 million that primarily related to the amortization of intangible assets from recent acquisitions.

Interest expense was $14.5 million in the first quarter of 2016 compared to $3.3 million in the first quarter of 2015, due primarily to an increase in the average amount of total borrowings between the two periods, most of which related to the $750 million 5.25% senior notes issued in December 2015. The difference in interest cost associated with the senior notes, as compared to MEDNAX’s revolving credit facility, impacted the Company’s GAAP EPS and Adjusted EPS in the first quarter of 2016 negatively by approximately $0.04 per share.

MEDNAX generated net income of $67.9 million for the 2016 first quarter, or $0.73 per diluted share based on a weighted average 93.1 million shares outstanding. This compares with net income of $68.7 million, or $0.72 per diluted share, for the 2015 first quarter, based on a weighted average 95.3 million shares outstanding.

For the first quarter, MEDNAX reported Adjusted EPS, a non-GAAP measure, of $0.87, compared to $0.83 for the first quarter of 2015, representing growth of 4.8 percent. Adjusted EPS is defined as diluted net income attributable to MEDNAX, Inc. per common and common equivalent share excluding non-cash amortization expense and stock-based compensation expense.

MEDNAX had cash and cash equivalents of $55.5 million at March 31, 2016, and net accounts receivable were $465.8 million.

During the first quarter of 2016, MEDNAX used $33.0 million to fund operations, which compares to $53.7 million used to fund operations in the 2015 first quarter. MEDNAX typically uses cash during the first quarter of each year as it pays incentive compensation, principally to its physicians, and employee benefit plan matching contributions that had accrued during the prior year.

MEDNAX used approximately $60.0 million during the 2016 first quarter to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions. During the first quarter of 2016, four physician group practices were acquired.

Also during the first quarter of 2016, MEDNAX used $58.6 million to fund repurchases of its common stock as part of a repurchase program that was approved by its Board of Directors in July 2013.

At March 31, 2016, MEDNAX had total net debt outstanding of $1.4 billion, consisting of its senior notes, borrowings under its revolving credit facility and term loan. At March 2016, the Company had a total of $1.2 billion of additional borrowing capacity under its revolving credit facility.

A reconciliation of EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three months ended March 31, 2016 and 2015, respectively, is provided in the financial tables of this press release. Additionally, historical reconciliations of EBITDA and Adjusted EPS to the most directly comparable GAAP measures are available on the Company’s website at www.mednax.com/investors.

2016 Second Quarter Outlook

For the 2016 second quarter, MEDNAX expects earnings per share will be in a range of $0.89 to $0.93 per diluted share and Adjusted EPS will be in a range of $1.04 to $1.08. The Adjusted EPS range excludes approximately $0.09 per diluted share of estimated amortization expense and $0.06 per diluted share of estimated stock-based compensation expense.

Additionally, for the 2016 second quarter, MEDNAX expects that growth in earnings before interest, taxes, depreciation, and amortization (EBITDA), a non-GAAP measure, will be 8 percent to 12 percent, compared to the prior-year period.

This outlook assumes that total same-unit revenue growth for the three months ended June 30, 2016 will be 1.5 percent to 3.5 percent, compared to the prior-year period, including an approximately 0.5 percent unfavorable impact from the decrease in parity revenue from the 2015 second quarter. Excluding the impact of parity revenue from the 2015 second quarter, a non-GAAP measure, this outlook assumes same-unit revenue growth will be two percent to four percent for the three months ended June 30, 2016, compared to the prior-year period.

MEDNAX’s reported results for the 2015 second quarter included approximately $0.01 per diluted share from parity revenue, reflecting the impacts from incentive compensation expense and income taxes.

Also included in the outlook for the 2016 second quarter is the impact of the Company’s December 2015 senior notes issuance and concurrent repayment of borrowings under its revolving credit facility. The difference in interest cost associated with the senior notes, as compared to MEDNAX’s revolving credit facility, is expected to impact the Company’s expected earnings in the second quarter of 2016 by approximately $0.04 per diluted share.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., E.D.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.D.T. May 12, 2016 by dialing 800.475.6701, access Code 390646. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 3,300 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a revenue cycle management company and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net revenue	$752,624	$639,395

Operating expenses:
Practice salaries and benefits	491,811	419,595
Practice supplies and other operating expenses	27,046	23,431
General and administrative expenses	89,950	67,936
Depreciation and amortization	19,584	13,612

Total operating expenses	628,391	524,574

Income from operations	124,233	114,821
Investment and other income	618	142
Interest expense	(14,463)	(3,267)
Equity in earnings of unconsolidated affiliate	794	821

Total non-operating expenses	(13,051)	(2,304)

Income before income taxes	111,182	112,517
Income tax provision	43,411	43,928

Net income	67,771	68,589
Net loss attributable to noncontrolling interests	128	118

Net income attributable to MEDNAX, Inc.	$67,899	$68,707

Net income attributable to MEDNAX, Inc. per common and common equivalent share (diluted)	$0.73	$0.72

Weighted average diluted shares outstanding	93,091	95,325

MEDNAX, INC.

Reconciliation of Net Income Attributable to MEDNAX, Inc. to EBITDA

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net income attributable to MEDNAX, Inc.	$67,899	$68,707

Interest expense, net(1)	13,051	2,304
Income tax provision	43,411	43,928
Depreciation and amortization	19,584	13,612

EBITDA	$143,945	$128,551

(1)	Interest expense, net is composed of interest expense, investment and other income and equity in earnings of unconsolidated affiliate.

MEDNAX, INC.

Reconciliation of Diluted Net Income per Share Attributable to MEDNAX, Inc.

to Adjusted Diluted Net Income per Share Attributable to MEDNAX, Inc. (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2016		2015
Weighted average dilutive shares outstanding	93,091		95,325

Net income and diluted net income per share attributable to MEDNAX, Inc.	$67,899	$0.73	$68,707	$0.72
Adjustments:
Amortization (net of tax of $5,118 and $3,686)	8,005	0.08	5,765	0.06
Stock-based compensation (net of tax of $3,476 and $3,056)	5,437	0.06	4,780	0.05

Adjusted net income and EPS	$81,341	$0.87	$79,252	$0.83

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of March 31, 2016	As of December 31, 2015
Assets:
Cash and cash equivalents	$55,491	$51,572
Short-term investments	8,788	8,853
Accounts receivable, net	465,826	444,737
Other current assets	21,334	22,607
Intangible assets, net	439,693	424,219
Goodwill, other assets, property and equipment	3,645,155	3,595,226

Total assets	$4,636,287	$4,547,214

Liabilities and equity:
Accounts payable and accrued expenses	$260,370	$395,807
Total debt	1,442,701	1,274,703
Other liabilities	472,616	438,858

Total liabilities	2,175,687	2,109,368
Total equity	2,460,600	2,437,846

Total liabilities and equity	$4,636,287	$4,547,214